Exhibit 10.3

MULTI-UNIT AGREEMENT
by and among
TOSHIBA CORPORATION,
NRG NUCLEAR DEVELOPMENT COMPANY LLC
and
NRG ENERGY, INC.

MULTI-UNIT AGREEMENT
by and among
TOSHIBA CORPORATION,
NRG NUCLEAR DEVELOPMENT COMPANY LLC
and
NRG ENERGY, INC.

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APPENDICES

APPENDIX A	Addresses for Notices
APPENDIX B	Arbitration Procedures
APPENDIX C	Agreed EPC Terms

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MULTI-UNIT AGREEMENT
     THIS MULTI-UNIT AGREEMENT is made and entered into effective as of the ** (the “Effective Date”), by and among TOSHIBA CORPORATION, a corporation formed under the laws of Japan (“Toshiba”), NRG ENERGY, INC., a corporation formed under the laws of the State of Delaware (“NRG”), and NRG NUCLEAR DEVELOPMENT COMPANY LLC, a limited liability company formed under the laws of the State of Delaware (“Nuclear DevCo”). Toshiba, NRG and Nuclear DevCo are also each referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, affiliates of NRG have formed Nuclear DevCo for the purpose of developing and owning (i) interests in two units at the South Texas Nuclear Project in Matagorda County, Texas, referred to by the Parties as “STP 3&4” (“STP 3 & 4”) and (ii) certain additional nuclear power generation projects, and in connection therewith have entered into the limited liability company agreement of Nuclear DevCo (the “Original Nuclear DevCo LLC Operating Agreement”);
     WHEREAS, pursuant to that certain Contribution Agreement (NRG) dated as of the **, among Texas Genco Holdings, Inc., NRG South Texas LP, and Nuclear DevCo, affiliates of NRG will contribute to Nuclear DevCo rights with respect to the development of STP 3 & 4 and such additional projects and certain other assets;
     WHEREAS, it is anticipated that (i) Toshiba or an affiliate of Toshiba will be admitted to Nuclear DevCo as a member thereof (the date of such admission, the “Toshiba Closing Date”), and (ii) Toshiba (or such affiliate of Toshiba) and affiliates of NRG will execute an amendment and restatement of the Original Nuclear DevCo LLC Operating Agreement (the “Nuclear DevCo LLC Operating Agreement”), which will govern the joint ownership of Nuclear DevCo; and
     WHEREAS, the Parties have determined to set forth in this Agreement certain terms of their agreements regarding the foregoing;
     NOW, THEREFORE, in consideration of the respective covenants and agreements of the Parties herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties do hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions and Usage. Unless the context shall otherwise require, capitalized terms used in this Agreement shall have the meanings assigned to them below:

**	This Portion has been redacted pursuant to a confidential treatment request.

     “Additional Units” shall have the meaning given to it in Section 3.1(a) of this Agreement.
     “Affiliate” means with respect to an entity, any other entity controlling, controlled by or under common control with such entity. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.
     “Agreed EPC Contract Form” shall have the meaning given to it in Section 3.1(b) of this Agreement.
     “Agreed EPC Terms” shall have the meaning given to it in Section 3.1(a) of this Agreement.
     “Agreement” means this Multi-Unit Agreement and includes all Appendices hereto.
     “Dispute” shall have the meaning given to it in Section 1.1 of Appendix B to this Agreement.
     “Effective Date” shall have the meaning given to it in the first paragraph of this Agreement.
     “EPC Contract” shall have the meaning given to it in Section 3.1(a) of this Agreement.
     “Government Approval” means any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority.
     “Governmental Authority” means any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof), including the Nuclear Regulatory Commission.
     “Law” means any statute, law, treaty, rule, code, ordinance, requirement, regulation, permit or certificate of any Governmental Authority, any interpretation of any of the foregoing by any Governmental Authority, or any binding judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority.
     “New Site” shall have the meaning given to it in Section 3.2 of this Agreement.
     “NRG” shall have the meaning given to it in the first paragraph of this Agreement.
     “Nuclear DevCo” shall have the meaning given to it in the first paragraph of this Agreement.
     “Nuclear DevCo LLC Operating Agreement” shall have the meaning given to it in the Recitals of this Agreement.

     “Offer Period” means the period from Effective Date through the earlier of **
     “Party” and “Parties” shall have the meanings given to them in the first paragraph of this Agreement.
     “Permitted Changes” shall have the meaning given to it in Section 3.1(c) of this Agreement.
     “Permitted Designee” means any Person in which Nuclear DevCo holds, directly or indirectly, **
     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, Governmental Authority or any other form of entity.
     “Proceeding” means any lawsuit, arbitration or other alternative resolution process, Governmental Authority investigation, hearing, audit, appeal, administrative proceeding or judicial proceeding.
     “Remaining Units” shall have the meaning given to it in Section 3.1(b) of this Agreement.
     “STP 3 & 4” shall have the meaning given to it in the Recitals of this Agreement.
     “Toshiba” shall have the meaning given to it in the first paragraph of this Agreement.
     “Toshiba Closing Date” shall have the meaning given to it in the Recitals of this Agreement.
     Section 1.2 Rules as to Usage.
          (a) The terms defined above have the meanings set forth above for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined.
          (b) “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.
          (c) Any agreement, instrument or Law defined or referred to above means such agreement or instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.
          (d) References to a Person include its successors and permitted assigns.**

**	This portion has been redacted pursuant to a confidential treatment request.

          (e) Any term defined above by reference to any agreement, instrument or Law has such meaning whether or not such agreement, instrument or Law is in effect.**
          (f) “Hereof,” “herein,” “hereunder” and comparable terms refer, unless otherwise expressly indicated, to the entire agreement or instrument in which such terms are used and not to any particular article, Section or other subdivision thereof or attachment thereto.
          (g) References to any gender include, unless the context otherwise requires, references to all genders.
          (h) “Shall” and “will” have equal force and effect.
          (i) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.
ARTICLE II
TERM
     This Agreement shall become effective on the Effective Date (provided that Article III of this Agreement shall be subject to the occurrence of, and become binding and effective as of, the Toshiba Closing Date) and shall continue in effect through the earlier of **
ARTICLE III
COMMITMENTS OF THE PARTIES
     Section 3.1 EPC Terms and Conditions.
     (a) Subject to and in accordance with the terms and conditions of this Section 3.1, Toshiba shall make available to Nuclear DevCo or its Permitted Designee the engineering, procurement, and construction contract (“EPC Contract”) terms set forth on Appendix C (the “Agreed EPC Terms”) for two single or double unit nuclear power generating projects on brownfield sites (i.e., sites at or adjacent to existing nuclear power projects) in the United States using Toshiba’s ABWR design (which two projects will be in addition to STP 3 & 4) (the “Additional Units”). In furtherance of the foregoing, Toshiba agrees (i) at the request of Nuclear DevCo in connection with any specified Additional Unit, to negotiate with Nuclear DevCo (or its Permitted Designee) in good faith to agree on an EPC Contract containing the Agreed EPC Terms for such Additional Unit, and (ii) if such agreement is reached, to enter into such an EPC Contract.
     (b) After the execution of the STP 3 & 4 EPC Contract, Toshiba and Nuclear DevCo shall negotiate in good faith to adapt the form of the STP 3 & 4 EPC Contract to conform it to the Agreed EPC Terms (as so adapted, the “Agreed EPC Contract Form”), and the Agreed EPC Contract Form shall replace the Agreed EPC Terms as the basis from which any EPC Contract

**	This Portion has been redacted pursuant to a confidential treatment request.

will be negotiated for Additional Units with respect to which an EPC Contract has not then been agreed (the “Remaining Units”). Accordingly, at any time after the execution of the STP 3 & 4 EPC Contract, at the request of Nuclear DevCo in connection with a specified Remaining Unit, Toshiba agrees (i) to negotiate with Nuclear DevCo (or its Permitted Designee) in good faith to agree on the terms of the EPC Contract for such Remaining Unit based on the Agreed EPC Contract Form (subject only to changes contemplated by Section 3.1(c) below) and (ii) if the parties reach agreement, to enter into such EPC Contract. **
     (c) The Parties acknowledge and agree that, in negotiating the EPC Contract for Remaining Units, no changes will be made to the Agreed EPC Contract Form other than the following (collectively, “Permitted Changes”): (i) changes to cost, schedule and unit performance; and (ii) changes to reflect the following: (1) any material site-specific differences between the relevant Additional Unit and STP 3 & 4; (2) changes in any applicable Law after the execution of the STP 3 & 4 EPC Contract; (3) changes in the Toshiba scope of work for the relevant Additional Unit as compared to the STP 3 & 4 EPC Contract; and (4) changes after the execution of the STP 3 & 4 EPC Contract in the risks covered by insurance. For the avoidance of doubt, the final contract price for any Additional Unit will include a margin over project costs (other than profit, contingency and general and administrative costs) of a percentage to be agreed, which margin will cover collectively profit, contingency, and general and administrative costs. However, the Parties agree that Toshiba may request changes to the Agreed EPC Terms or the Agreed EPC Contract Form other than those specified in this Section 3.1(c) when negotiating any EPC Contract, and that the other Parties will discuss with Toshiba and consider such requested changes in good faith.
     (d) Notwithstanding anything in this Agreement to the contrary, in no event shall Toshiba or any affiliate thereof be required to perform any engineering, procurement or construction services unless such services are set forth in a written agreement executed by such Person. However, Toshiba acknowledges and agrees that it will be in breach of its obligation under this Agreement if it refuses to execute an EPC Contract for any Additional Units due to the fact that Nuclear DevCo or its Permitted Designee has not agreed to changes in the Agreed EPC Terms or, after the execution of the STP 3 & 4 EPC Contract, changes from the Agreed EPC Contract Form unless (i) such changes constitute Permitted Changes or (ii) either of the other Parties or Nuclear DevCo’s Permitted Designee has not considered and discussed with Toshiba in good faith such changes after such changes were proposed by Toshiba.
     Section 3.2 Development of New Sites. Nuclear DevCo agrees to use reasonable efforts to advance the development of at least one additional site for deployment of ABWR generating facilities in the United States (each a “New Site”) such that Nuclear DevCo (or its affiliates) formally notifies the Nuclear Regulatory Commission on or before December 31, 2008, of its intention to file a combined construction and operating license application with regard to at least one such New Site. Nuclear DevCo and Toshiba agree to negotiate in good faith for the terms of and, on or before December 31, 2008, enter into a contract for the performance of site layout work at a New Site.

**	This Portion has been redacted pursuant to a confidential treatment request.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations. Each Party represents and warrants to the other Party that:
          (a) Due Organization. It is a duly organized, validly existing entity of the type described in the introduction to this Agreement and is in good standing under the laws of the jurisdiction of its formation.
          (b) Power and Authority. It has full legal right, power and authority to enter into this Agreement and perform its obligations under this Agreement.
          (c) Due Authorization. It has taken all appropriate and necessary action to authorize its execution, delivery and performance of this Agreement and the transactions contemplated hereunder.
          (d) Consents. It has obtained all consents, approvals, authorizations and Governmental Approvals necessary for the valid execution, delivery and performance of this Agreement.
          (e) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally or by general principles of equity.
          (f) No Violation. The execution, delivery and performance by such Party of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby, (i) do not conflict with and will not result in a breach or violation of any of the terms or provisions of the organizational documents of such Party and (ii) do not conflict with and will not result in a breach or violation of any of the terms or provisions of any existing applicable law, rule or regulation, or any order, writ, injunction, judgment or decree by any court or Governmental Authority against such Party or by which it or any of its properties is bound, or any agreement or instrument to which such Party is a party or by which it or any of its properties is bound, or constitute or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties, in each case that would have a material adverse effect on such Party’s ability to perform its obligations hereunder.
          (g) No Litigation. There is no litigation pending, or, to the best of its knowledge, threatened to which such Party or any of its affiliates is a party that, if adversely determined, would have a material adverse effect on such Party’s ability to perform its obligations hereunder.
          (h) Authorized Signatory. The representative executing this Agreement on behalf of such Party is duly authorized by action of the governing body of such Party to execute this Agreement on such Party’s behalf and to bind such Party hereunder.

ARTICLE V
DISPUTE RESOLUTION
     Section 5.1 Arbitration. Each Party hereby agrees that all Disputes shall be resolved as set forth in Appendix B. This Article V and Appendix B constitute a written agreement by the Parties to submit to arbitration any Dispute arising under or in connection with this Agreement within the meaning of the Federal Arbitration Act, 9.U.S.C. §§ 1, et. seq.
     Section 5.2 Emergency Relief. Prior to the appointment of the arbitration tribunal, any Party may seek provisional relief, including provisional injunctive relief, from any court of competent jurisdiction, and the application for such relief shall not be deemed inconsistent with, or a waiver of, the right to arbitrate the Dispute. With respect to any such application for provisional relief, the Parties irrevocably submit to the personal jurisdiction of the state and federal courts located in Washington, D.C., and waive objection to venue. Once the arbitration tribunal is appointed, all subsequent applications for provisional relief shall be made to the arbitration tribunal.
ARTICLE VI
GENERAL PROVISIONS
     Section 6.1 Notices. All notices, consents, approvals, requests, invoices or statements provided for or permitted to be given under this Agreement must be in writing. Notices to a Party must be delivered to such Party at the address for such Party set forth in Appendix A to this Agreement or at such other address as such Party shall designate by written notice to the other Party delivered in accordance with this Section 6.1. Notices may be (i) sent by registered or certified mail with return receipt requested, (ii) delivered personally (including delivery by private courier services) or (iii) sent by facsimile (with confirmation of such notice) to the Party entitled thereto. Each Party hereto shall have the right at any time and from time to time to specify additional Persons to whom notice thereunder must be given, by delivering to the other Party five (5) days notice thereof.
     Section 6.2 Governing Law. This Agreement and the rights and duties of the Parties arising out of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the conflict of laws rules thereof.
     Section 6.3 Confidentiality. No Party shall disclose or otherwise make available to any other Person (other than such Party’s affiliates, employees, officers, directors, legal advisors, financial advisors and accountants, and, in the case of each of the Parties, prospective lenders, provided each such Person agrees to maintain the confidentiality of such information) the terms, conditions or existence of this Agreement, including the contents of the Agreed EPC Terms without the prior written consent of each of the other Parties. In the event that disclosure is required by court order or a Governmental Authority, the Party subject to such requirement shall promptly notify the other Party and will use reasonable efforts to obtain protective orders or similar restraints with respect to such disclosure.
     Section 6.4 Public Announcements. No Party shall, except as required by Law or the rules of any recognized national stock exchange, cause any public announcement to be made regarding this Agreement without the consent of each other Party. In the event that a Party shall be required to cause such a public announcement to be made pursuant to any Law or the rules of any recognized national stock exchange, such Party shall endeavor to provide the other Parties at least forty-eight (48) hours prior written notice of such announcement and shall consider in good faith any comments to such announcement received from the other Parties.
     Section 6.5 Relationship of Parties. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereunder, shall create or constitute a partnership, joint venture, or any other form of business organization or arrangement between the Parties, except for the contractual arrangements specifically set forth in this Agreement and the other documents referred to herein if and when executed. Except as is expressly agreed to in writing in this Agreement, no Party (or any of its agents, officers or employees) shall be an agent or employee of any other Party or any of its affiliates, nor shall a Party (or any of its agents, officers or employees) have any power to assume or create any obligation on behalf of any other Parties or any of its affiliates.
     Section 6.6 Third Party Beneficiaries. There are no third party beneficiaries to this Agreement, and the provisions of this Agreement shall not impart any legal or equitable right, remedy or claim enforceable by any person, firm or organization other than the Parties (and their permitted successors and permitted assigns).
     Section 6.7 Further Assurances. Each Party agrees to do all acts and things and to execute and deliver such further written instruments, as may be from time to time reasonably required to carry out the terms and provisions of this Agreement.
     Section 6.8 Binding Effect. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their successors and permitted assigns.
     Section 6.9 Amendment. This Agreement may not be modified or amended except by an instrument in writing signed by authorized representatives of each of the Parties.
     Section 6.10 Headings; Table of Contents. The headings of the Articles and Sections of this Agreement are included for convenience only and shall not be deemed to constitute a part of this Agreement.
     Section 6.11 Interpretation and Reliance. No presumption will apply in favor of any Party in the interpretation of this Agreement in the resolution of any ambiguity of any provisions thereof.
     Section 6.12 Severability. In the event that any provision of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the Parties shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the extent possible, the original purpose and intent of this Agreement, and the validity and enforceability of the remaining provisions shall not be affected thereby.
     Section 6.13 Complete Agreement. This Agreement, in conjunction with all Appendices attached hereto, constitutes the entire agreement of the Parties relating to the subject matter of this Agreement and supersede all prior contracts, agreements or understandings with respect to the subject matter hereof and thereof, both oral or written, including the ** . Each Party agrees that (a) each other Party and its affiliates (and their respective agents and representatives) have not made any representation, warranty, covenant or agreement to or with such Party relating to the subject matter hereof and thereof other than as reduced to writing in this Agreement and (b) such Party has not relied upon any representation, warranty, covenant or agreement to or with any other Party or its affiliates relating to the subject matter hereof and thereof, other than those reduced to writing in this Agreement.
     Section 6.14 Counterparts. This Agreement may be executed by the Parties in any number of separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same agreement. All signatures need not be on the same counterpart.
     Section 6.15 Assignment. No Party may assign its rights or obligations hereunder to any other Person without the prior written consent of each of the other Parties.
[Remainder of page intentionally left blank; signature page follows]

**	This Portion has been redacted pursuant to a confidential treatment request.

     IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the Effective Date.

TOSHIBA CORPORATION

By:	/s/ Hideo Kitamura

Name:	Hideo Kitamura
Title:	Executive Officer
Corporate Vice President
President and CEO
Power Systems Company

NRG NUCLEAR DEVELOPMENT COMPANY LLC

By:	/s/ Steve Winn

Name:	Steve Winn
Title:	President

NRG ENERGY, INC.

By:	/s/ David Crane

Name:	David Crane
Title:	President and CEO
Signature Page to Multi-Unit Agreement

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APPENDIX A
ADDRESSES FOR NOTICES

**	This Portion has been redacted pursuant to a confidential treatment request.

Appendix A-1

APPENDIX B
ARBITRATION PROCEDURES
     1.1 Disputes. Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, or to the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement (whether extra-contractual in nature, sounding in contract, tort or otherwise, or provided for by federal or state statute, common law or otherwise) (hereafter a “Dispute”) shall be finally resolved by binding arbitration under the Non-Administered Arbitration Rules of the International Institute for Conflict Prevention and Resolution (the “Rules”) then in force to the extent such Rules are not inconsistent with the provisions of this Agreement.
     1.2 Negotiation to Resolve Disputes. If a Dispute arises out of or relates to this Agreement, a Party may give notice to all other Parties that it intends to initiate the dispute resolution procedures set forth herein. Promptly upon receipt of such notice, each Party that is a party to the Dispute (each, a “Disputing Party”) shall refer such Dispute to a senior executive officer (“SEO”) of each Disputing Party (or of Toshiba’s Power Systems Company, in the case of Toshiba). The SEOs will meet in person or by teleconference as soon as mutually practicable in order to try and resolve the Dispute. If the SEOs are unable to resolve the Dispute on or before the 30th Day after such notice, any Disputing Party may commence an arbitration under this Appendix B by notifying each Party (an “Arbitration Notice”).
     1.3 Selection of Arbitrators.
          (a) Three Arbitrators. Any arbitration conducted under this Appendix B shall be heard by three arbitrators (each an “Arbitrator” and collectively the “Tribunal”) selected in accordance with this Section 1.3. Each Disputing Party and any proposed Arbitrator shall, as soon as practicable, disclose to the other Disputing Parties any business, personal or other relationship or affiliation that may exist between any Party and the proposed Arbitrators. The Disputing Parties may then object to any of the proposed Arbitrators on the basis of such relationship or affiliation. The validity of any such objection shall be determined according to the Rules.
          (b) Selection of Arbitrators. Except as provided for in this Section 1.3, the Tribunal shall be appointed according to the Rules. In the Arbitration Notice, the Disputing Party requesting arbitration shall nominate one Arbitrator. The Disputing Party named as respondent by the claimant shall nominate one Arbitrator. Within 30 Days of the appointment of the second Arbitrator, the two party-appointed Arbitrators shall appoint a third Arbitrator who shall chair the arbitration. Where the Dispute at issue involves more than two Disputing Parties, the International Institute for Conflict Prevention and Resolution (“CPR”) shall provide a list of potential Arbitrators. Within seven (7) days of receiving this list, each Disputing Party shall provide to CPR a ranking of the potential Arbitrators on such list showing such Disputing Party’s order of preference among such proposed Arbitrators, with any one or more Disputing Parties who are Affiliates of one another submitting one common ranked list. The CPR shall then

Appendix B-1

appoint all three Arbitrators as it shall determine in its discretion but taking into account to the extent practical the Disputing Parties’ preferences.
     1.4 Conduct of Arbitration. The Tribunal shall expeditiously (and, if practicable, consistent with the Tribunal’s primary responsibility to justly adjudicate the dispute before it, within 180 Days after the appointment of the third Arbitrator) hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in Washington, D.C. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et. seq. Except as expressly provided to the contrary in this Agreement, the Tribunal shall have the power to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Party will provide such materials, information, testimony and evidence requested by the Tribunal, subject to such protective orders as the Tribunal determines necessary for the protection of any information so requested that is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and to grant injunctive relief and enforce specific performance. The Tribunal shall not have the power to award punitive or any other form of indirect or non-compensatory damages, even if such are available under the governing law and even if a court would otherwise be empowered to avoid this limitation on damages to make such an award. If it deems necessary, the Tribunal may propose to the Disputing Parties that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Disputing Parties, which shall not be unreasonably withheld. The decision of the Tribunal (which shall be rendered in writing) shall be final, nonappealable and binding upon the Parties and may be enforced in any court of competent jurisdiction. Each Party hereby consents to the non-exclusive personal jurisdiction and venue of the Washington D.C. courts for any proceedings in aid of arbitration under this Section 1.4, including any request for interim or injunctive relief. Notwithstanding the foregoing consent, the Parties may nevertheless seek interim or injunctive relief from any court of competent jurisdiction.
     1.5 Arbitration Costs and Expenses. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Tribunal and any experts retained by the Tribunal, shall be borne by the Disputing Party or Disputing Parties who is or are the least successful in such process, which shall be determined by the Tribunal by comparing the position asserted by each Disputing Party on all disputed matters taken together to the final decision of the Tribunal on all disputed matters taken together, provided however, that each Disputing Party shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Tribunal determines that compelling reasons exist for allocating all or a portion of such costs and expenses to the other Disputing Parties.

Appendix B-2

APPENDIX C
AGREED EPC TERMS

**	This Portion has been redacted pursuant to a confidential treatment request.

Appendix B-3